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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2/Amendment No. 137 to Registration Statement Nos. 333-153109/811-04001 on Form N-4 of our report dated March 31, 2009, relating to the financial statements of each of the Investment Divisions of Metropolitan Life Separate Account E and our report dated April 3, 2009, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and changed its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007), both appearing in the Statement of Additional Information in Post-Effective Amendment No. 1/Amendment No. 128 to Registration Statement Nos. 333-153109/811-04001 of Metropolitan Life Separate Account E and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
June 26, 2009